Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS SECOND QUARTER RESULTS

San Francisco, CA – August 19, 2015 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first half of 2015.

Second Quarter Highlights:

●	Revenue increased 38.2% compared to the second quarter of 2014, excluding prior year's revenue in Turkey.
●	Operating income increased to $478,000 versus an operating loss of $602,000 last year.

●	The net loss of $1,970,000, or $0.36 per share, included a $2,114,000 ($0.39 per share) write-down of AMS' equity investment in Mevion Medical Systems. Excluding the write-down, second quarter net income was $144,000, or $0.03 per share. For the second quarter of 2014, the net loss was $927,000, or $0.20 per share.

Second Quarter Results

For the three months ended June 30, 2015, medical services revenue increased 30.0% to $4,394,000 compared to medical services revenue of $3,379,000 for the second quarter of 2014. Revenue for last year's second quarter included the Company's operations in Turkey, which were sold effective May 31, 2014. Excluding prior year's revenue in Turkey, medical services revenue increased 38.2% for the second quarter of 2015 compared to the second quarter of 2014.

The Company incurred a net loss of $1,970,000, or $0.36 per share, for the second quarter, solely attributable to an impairment charge of $2,114,000, or $0.39 per share, related to AMS' strategic equity investment in Mevion Medical Systems. Excluding this charge, the Company would have reported net income of $144,000, or $0.03 per share for the quarter. This compares to a net loss for the second quarter of 2014 of $927,000, or $0.20 per share, which included a pre-tax loss on the sale of the Turkey subsidiary of $572,000 and a pre-tax gain from foreign currency transactions of $146,000 due to the strengthening of the Turkish Lira against the U.S. Dollar.

The total number of procedures performed in AMS' U.S. Gamma Knife business increased 27.6% for the second quarter compared to the same period of 2014, excluding procedures performed in Turkey.

Medical services gross margin for the second quarter of 2015 increased to 41.0%, compared to medical services gross margin of 25.0% for the second quarter of 2014, primarily the result of increased treatment volume, higher Medicare reimbursement for certain Gamma Knife procedures, and lower costs due to the sale of the Turkish subsidiary.

Operating income increased to $478,000 for the second quarter of 2015 compared to an operating loss of $602,000 for the same period a year earlier. Pretax income, net of income attributable to non-controlling interest, increased to $250,000 (excluding the impairment charge) for the second quarter of 2015 compared to a pretax loss of $893,000 for the second quarter of 2014.

Selling and administrative expenses for the second quarter of 2015 increased to $979,000 compared to $937,000 for the second quarter of 2014, primarily due to higher legal and audit fees.

First Half Results

For the six months ended June 30, 2015, medical services revenue increased 14.3% to $8,511,000 compared to medical services revenue of $7,443,000 for the first six months of 2014. Excluding prior year's revenue in Turkey, medical services revenue increased 23.1% for this year's first half compared to the first half of 2014.

For the six months ended June 30, 2015, the Company incurred a net loss of $1,842,000, or $0.34 per share. The loss was solely attributable to an impairment charge of $2,114,000, or $0.39 per share, related to AMS' strategic equity investment in Mevion Medical Systems. Excluding this charge, the Company would have reported net income of $272,000, or $0.05 per share for the six months. This compares to a net loss for the first half of 2014 of $1,023,000, or $0.22 per share, which included a pre-tax loss on the sale of the Turkey subsidiary of $572,000 and a pre-tax gain on foreign currency transactions of $161,000.

The total number of procedures performed in AMS' U.S. Gamma Knife business increased 17.4% for the first six months of 2015 compared to the same period of 2014, excluding procedures performed in Turkey. Operating income increased to $934,000 for the first half of 2015 compared to an operating loss of $705,000 for last year's first half.

Balance Sheet Highlights

At June 30, 2015, cash and cash equivalents were $1,798,000 compared to $1,059,000 at December 31, 2014. As of December 31, 2014, AMS had a $9,000,000 renewable line of credit with a bank secured by a certificate of deposit. This line was paid in full on January 2, 2015 using the proceeds from the certificate of deposit. As a result, current liabilities decreased to $8,902,000 at June 30, 2015 compared to $16,251,000 at December 31, 2014. Shareholders' equity at June 30, 2015 was $24,602,000, or $4.59 per outstanding share. This compares to shareholders' equity at December 31, 2014 of $26,154,000, or $4.88 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Under generally accepted accounting principles, the recent cancellation of Mevion Medical System's initial public offering required us to recognize the impairment in the value of our strategic equity investment in the company. We continue to believe strongly in Mevion's long-term prospects based on the demonstrated clinical potential of its advanced, single treatment room MEVION S250™ proton therapy system. Mevion has manufactured and delivered six proton therapy systems to date, and has added strong healthcare venture capital firms to its investor base through multiple financing rounds. In the end, therefore, this impairment was based on accounting rules only, and we remain optimistic about our investment as an economic and financial matter.

"Operationally procedure volumes remained robust in the second quarter, which together with higher Medicare reimbursement for certain Gamma Knife procedures compared to 2014, drove a substantial increase in revenue for the period. Gross margin increased, reflecting the better pricing environment and a favorable mix of procedures by location. With the payoff of our line of credit in January, the sale of EWR Turkey in May 2014, and the pay-down of one of the Company's existing debt obligations at the end of 2014, interest expense decreased significantly. These factors combined to produce a solid increase in operating and net income for this year's second quarter versus prior year. Underlying these gains is the fact that the Gamma Knife Perfexion remains the 'gold standard' for cranial radiosurgery. The device is particularly well-suited to treat metastatic brain tumors, diagnosed in an estimated 180,000 new patients annually.

"While it is premature to make any assumptions regarding Medicare reimbursement for 2016, recently the Centers for Medicare and Medicaid Services (CMS) announced proposed reimbursement rates for next year. CMS is proposing a modification of the comprehensive APC for both Gamma Knife and LINAC one session cranial radiosurgery. The proposed comprehensive reimbursement rate of approximately $7,347 will be inclusive of the delivery and certain ancillary codes but exclusive of co-insurance payments or other adjustments. CMS further proposes that effective in 2016, treatment planning and MRI treatment imaging codes again be billed and reimbursed separately. The average proposed 2016 CMS reimbursement rate for delivery and separately reimbursable ancillary codes (exclusive of co-insurance and other adjustments) is estimated at $8,827 compared to the current rate of $9,768, a decrease of 9.6%. Also, the proposed proton therapy delivery code rates per daily session are $519, a 2.1% increase ($508 in 2015) for a simple treatment without compensation, $1,152, a 7.5% increase ($1,072 in 2015) for a simple treatment with compensation, and $1,152, a 7.5% increase ($1,072 in 2015) for an intermediate or complex treatment. I emphasize that these reimbursement rates are preliminary and may change when CMS announces the final rates later this year.

"We remain optimistic about our Gamma Knife business, but proton therapy remains our primary strategic emphasis for the future. Our first proton center, now under construction at UF Health Cancer Center at Orlando Health, is expected to begin treating patients in first quarter 2016. We are in discussions with other hospitals around the country that have expressed interest in partnering with AMS to develop proton centers of their own, also employing the MEVION S250 proton therapy system now being installed at UF Health Cancer Center at Orlando Health.

"Mevion has reported outstanding clinical results from its proton systems already treating patients at cancer centers in St. Louis and Jacksonville, and most recently at Robert Wood Johnson University Hospital in New Brunswick, New Jersey. The systems' reliability and patient throughput are meeting expectations, and the devices have demonstrated their ability to treat a diverse and complex array of cancers in both children and adults. We believe that the clinical advantages of proton technology in the treatment of a wide range of cancers will support a robust economic return for the Mevion device, even with its relatively high purchase price and long lead time required to get the system up and running compared to other radiotherapy devices. This is why we are confident that we can launch additional proton projects in short order once appropriate financing is available, a project we are pursuing diligently with several potential lenders.

"Our confidence was bolstered by Mevion's recent announcement that it has entered into an investment agreement where up to $200 million will be invested in Mevion to accelerate its worldwide expansion. The investment will facilitate an increase in manufacturing capacity and global service capability to support the installation of new proton therapy sites in the U.S. and internationally. Mevion also said that it plans to form a joint venture in China with its new investors, HOPU Investments and YuanMing, to expand access to proton therapy in that country. We are pleased by these developments because the substantial cash investment and proposed China joint venture are additional signs of support for the global expansion of the market for proton therapy."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 4050 9234#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in a development-stage company, Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, its quarterly report on Form 10-Q for the three months ended March 31, 2015, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 16, 2015.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 19, 2015
Page 5	Second Quarter 2015 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Medical services revenue	$4,394,000	$3,379,000	$8,511,000	$7,443,000
Costs of revenue	2,592,000	2,534,000	5,112,000	5,309,000

Gross margin	1,802,000	845,000	3,399,000	2,134,000

Selling & administrative expense	979,000	937,000	1,800,000	1,859,000
Interest expense	345,000	510,000	665,000	980,000

Operating income (loss)	478,000	(602,000)	934,000	(705,000)
(Loss) on sale of subsidiary	--	(572,000)	--	(572,000)

Gain on foreign currency transaction	--	146,000	--	161,000
Other income <loss>	(2,109,000)	6,000	(2,103,000)	15,000

Loss before income taxes	(1,631,000)	(1,022,000)	(1,169,000)	(1,101,000)
Income tax expense	106,000	34,000	236,000	4,000

Net loss	$(1,737,000)	$(1,056,000)	$(1,405,000)	$(1,105,000)

Less: Net (income) loss attributable
to non-controlling interest	(233,000)	129,000	(437,000)	82,000

Net loss attributable to
American Shared Hospital Services	$(1,970,000)	$(927,000)	$(1,842,000)	$(1,023,000)

Loss per common share:
Basic	$(0.36)	$(0.20)	$(0.34)	$(0.22)
Assuming dilution	$(0.36)	$(0.20)	$(0.34)	$(0.22)

	Balance Sheet Data
	Jun. 30	Dec. 31
	2015	2014

Cash and cash equivalents	$1,798,000	$1,059,000
Certificate of deposit	$--	$9,000,000
Current assets	$6,431,000	$14,247,000
Investment in equity securities	$600,000	$2,709,000
Total assets	$56,928,000	$67,528,000

Current liabilities	$8,902,000	$16,251,000
Shareholders' equity	$24,602,000	$26,154,000